SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 8, 2010
ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)
(704) 731-1500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01      Other Events.
     On June 8, 2010, two subsidiaries of EnPro Industries, Inc. (the “Company”) — Garlock Sealing Technologies LLC (“Garlock”) and Garrison Litigation Management Group, Ltd. (“Garrison”), which are debtors in possession under proceedings pending in the United States Bankruptcy Court in the Western District of North Carolina (the “Court”) — entered into a Post-Petition Loan and Security Agreement with Bank of America, N.A. (the “DIP Loan Agreement”) to establish a secured revolving credit facility pursuant to which Garlock and Garrison may from time to time obtain loans and letters of credit in an aggregate amount up to $10,000,000 outstanding at any time (with a sublimit of $8,000,000 for letters of credit). Actual borrowing availability at any date would be determined by reference to a borrowing base of specified percentages of eligible accounts receivable and inventory, which borrowing base would be reduced by loans and letters of credit outstanding and certain reserves. The obligations of Garlock and Garrison under the DIP Loan Agreement are guaranteed by Garlock’s two domestic subsidiaries and secured by certain assets of Garlock, Garrison and such domestic subsidiaries. The Court has entered an interim order approving the DIP Loan Agreement and a hearing on a motion for a final order approving the DIP Loan Agreement has been scheduled for June 30, 2010. The DIP Loan Agreement is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
     As a result of the deconsolidation of Garlock and Garrison from the Company’s financial results, indebtedness incurred under the DIP Loan Agreement will not be reflected in the Company’s consolidated balance sheets.
Item 9.01      Exhibits.

Exhibit 99.1 —	Post-Petition Loan And Security Agreement dated as of June 8, 2010 between Garlock Sealing Technologies LLC, Garrison Litigation Management Group, Ltd. and Bank of America, N.A.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: June 9, 2010

ENPRO INDUSTRIES, INC.

By:	/s/ Richard L. Magee

Richard L. Magee Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Post-Petition Loan And Security Agreement dated as of June 8, 2010 between Garlock Sealing Technologies LLC, Garrison Litigation Management Group, Ltd. and Bank of America, N.A.

4